Brokerwebs
Web Design & Marketing Solutions

Overview:

As part of our Due Diligence process, we did a user-level evaluation of the Gochha Platform in a test environment on an older iPhone 6s as sent to us by the client. Our team was not granted access to the underlying code or infrastructure for this evaluation. Therefore our evaluation is based on the demo software provided by the client.

Technical Due Diligence Questions Goccha App

1.) Signup Process didn't work. Would you be able to explain why this doesn't work. We tried signing up with a phone number would not process. Is this due to a demo mode please expand further?

1. "That is correct. I did mention earlier that when we provided you with a build, the developer was working on enabling the registration form. They are currently working on it and a new build with an upgrade will be provided soon."

2.) Noticed Occasional errors on the commenting engine. Example is one post with a noted "Comment" when no comment appeared in the comments area. What can be done to rectify this? Please detail a methodology for fixing and testing this.

2. "It is possible at this stage that there could be an index conflict because you and I are logged in with the same user name. However, our main goal was to provide you with access using my username and password. The next build should improve the situation, and we believe that analyzing and tuning the performance of the API calls will eliminate this issue. We are not covering the cost of these activities, as it should be addressed in a help ticket that takes approximately 8 hours to complete."

3.) Would like details of the tech stack that you're using. What languages were used etc. (front-end, back-end, and database)? Need further information about the infrastructure.

3. "By maximizing the utilization of the local device and reducing frequent API calls to the EC2 server, which is located in the AWS cloud, we can take advantage of the flexibility and scalability of the Dynamo database that can hold any amount of big data. This cloud-based approach reduces operational costs and provides scalability, reliability, and cost-effectiveness. Furthermore, we have increased performance by using HD 264 video compression. Our IOS mobile iPhone application has been developed in Swift, and we have integrated it with 22 API calls that have been developed in JAVA language on the EC2 server."

4.) What is the age of the code and is it up to date with current standards enough to pass usability tests on a current build of IOS or Android? Please detail this with build dates for further detail.

4. "As of now, we have developed version 1.31 builds for the years 2020-2021. The latest build, which includes all the latest Apple upgrades, was completed on 04/22/2023."

5.) Who are the developers who developed the platform? Who owns intellectual rights to the code? Would like to see a paper trail for development to ensure this isn't just an "off the rack" solution.

5. "We own the code and intellectual properties for Gochha, and we have a complete trace of the entire cycle of development and testing. Apple owns the intellectual properties of the Apple support platform, Google owns Google support, and Amazon owns AWS intellectual properties..."

6.) Noticed a major lack of video editing within the app. The app only allows the user to do a basic record video or upload. We noticed many shortfalls in the ability for someone to upload and add music to the video etc. What do you plan on doing to address this shortcoming?

6. "That is correct. The cost and development of the application are at the buyer's discretion. We can develop any fantasy that the buyer desires for an additional charge."

7.) Within the Video uploading process you provide a button to add music. However, competing software "Tik Tok" provides users the options for music etc. Most users will not have locally downloaded music to pair locally with their video so this function is essentially not usable at the current moment. What can be done to allow users to upload sounds for users to use across the platform? What costs and or timelines are associated to do this? This is a critical function.

7. "That is correct. The cost and development of the application are at the buyer's discretion. We can develop any fantasy that the buyer desires for an additional charge."

8.) We noticed that there's just a "General Feed" as the main feed. There is no algorithm in place to show content beyond a certain point. Our main concern is the feed just stops at a certain point and only shows the last thing uploaded

What options do you have to fix this problem? Please detail along with costs to address this issue.

8. "The general feed is the backbone of big data. After analyzing its behavior, we concluded that we need to adjust the existing algorithms to address the first and last scenarios. Although this scenario may never occur in a real-life environment, we will make changes to accommodate it as a project enhancement that will take up to 40 hours. However, we are not covering the cost of this enhancement."

9.) What measures are in place to protect user data and ensure the app's security? Are there any known vulnerabilities, and how are they being addressed?

9. "User data is protected by industry-standard grade AWS encryptions."

10.) Internal management. Has your team built controls to audit and manage user content? Please detail any dashboards or user tools your team has developed to manage this.

10. "The administration has not yet been developed at this point, and the project will take approximately 200 hours to complete."

11.) Share functionality isn't working has this been tested outside of a test environment? What plans are there to fix this?

11. "The shared functionality is a project enhancement that will take up to 40 hours to complete."

12.) Placement of some buttons in UI are not ideal. Would your team be able to address issues with UI back buttons etc? Not a massive issue but can be clunky at times.

12. "This is a project enhancement that will take up to 40 hours to complete."

13.) Safety Section is partially built out see attached photo. What options were planned to complete this? Area looks incomplete

13. "This is a project enhancement that will take up to 40 hours to complete. It is legal question how to buyers will configure there policies and what kind of mechanism will be used to enforced "

14.) Lack of Hash Tagging Capability can make it difficult to identify what's in a video for searching purposes. Any options you could elaborate on that would address this issue going forward?

14. "This is a project enhancement that will take up to 40 hours to complete."

This is based on the best faith answers and estimates.

We are not covering any estimates by our expense.